Exhibit 10.17

CONSULTING AGREEMENT

This Agreement (“Agreement”), dated March 6, 2013, is entered into by and between Theodorus Strous, a resident of Portugal (“Strous”), and Scio Diamond Technology Corporation, a Nevada corporation (“Scio” or the “Company”).

RECITALS

WHEREAS, the Company produces laboratory-created diamond materials for various industrial, technology and other applications;

WHEREAS, since its inception in 2011 the Company has publicly expressed its intention to pursue opportunities for its diamond producing technology in the diamond gemstone industry;

WHEREAS, Strous and Michael Monahan (“Monahan”) currently serve as directors of the Company;

WHEREAS, Strous and Monahan possess certain knowledge of and experience with the diamond gemstone industry;

WHEREAS, the Company desires that Strous and Monahan devote time and attention beyond their duties as directors to identify and explore opportunities that may exist for the Company to realize commercialization of its technology in the diamond gemstone industry (the “Purposes”);

WHEREAS, the Company’s board of directors (the “Board”) believes it is in the best interests of the Company to pursue the Purposes;

WHEREAS, the Board voted, with Messer’s Strous and Monahan abstaining, in favor of procuring the services of Strous and Monahan for the Purposes; and

WHEREAS, Strous and Monahan are willing to provide their services to the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises recited above and the mutual promises and agreements herein, the parties to this Agreement hereby agrees as follows:

1.             Duties.

1.01        Duties.  The Company hereby retains Strous to serve as an independent consultant for the Company and Strous hereby accepts this position on the terms and conditions set forth in this Agreement.  Strous shall have such authority and responsibility, and shall serve in such capacities consistent with that status, as may from time to time be assigned to him by the Board of Directors of the Company.  In connection with his role as consultant Strous will perform those services necessary to the Purposes, expected to include, but not necessarily be limited to:  coordinating with Monahan, the Board and the Company’s management to understand the Company’s capabilities in light of the current and anticipated diamond gemstone market; identify appropriate parties at each stage of the distribution chain, including diamond polishers, jewelry manufacturers, distributors and marketers; identify and present the Company to potential strategic partners and/in investors; and to explore opportunities with such strategic partners and/or investors to commercialize its technology in the diamond gemstone industry.

1.02        Performance of Duties.  Strous shall serve the Company and its subsidiaries faithfully and to the best of his ability, and devote such time as may reasonably be required to the Purposes during the term of this Agreement.

2.             Term and Termination.  This Agreement shall be effective on March 1, 2013 and may be terminated by either Strous or the Company upon thirty (30) days written notice.

3.             Location.  Strous shall perform his duties from his location in Portugal.  It is expected, however, that it will be necessary for Strous to travel to various locations in pursuit of the Purposes.

4.             Compensation and Expenses.

4.01        Compensation.  During the Term of this Agreement, the Company shall pay to Strous a monthly fee of $4,000.00.  Payment shall be made by wire transfer from the Company to the banking institution provided by Strous.  Such compensation shall be paid on the first of every month during the term of this Agreement, beginning with the first such payment being due and payable on March 1, 2013.

4.02        Expenses.  The Company shall pay or reimburse Strous for all reasonable and necessary out-of-pocket expenses incurred by him (including, but not limited to, travel, telephone, entertainment and office supplies) in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company’s normal policies for expense verification.

5.             Miscellaneous

5.01        Indemnification.  The Company will pay on behalf of Strous, and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any claim or claims made against him because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity under this Agreement.  The payments which the Company will be obligated to make hereunder shall include, inter alia, damages, judgments, settlements and costs, cost of investigation and costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds; provided, however, that the Company shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise which it is prohibited by applicable law from paying as indemnity or for any other reason.  If a claim under this Agreement is not paid by the Company, or on its behalf, within ninety (90) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  Costs and expenses (including attorneys’ fees) incurred by

Strous in defending or investigating any action, suit, proceeding or investigation shall be paid by the Company in advance of the final disposition of such matter.

5.02        Assignment.  Neither party may transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party.  Any purported transfer, assignment or delegation by either party without compliance with this Section 5.02 will be null and void and of no force or effect.  This Agreement shall be binding upon and inure to the benefit of the parties’ successors and lawful assigns.

5.03        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and shall be construed in the light most favorable to Strous, but if any provision of this Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.04        Complete Agreement.  This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

5.05        Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

5.06        Governing Law; Choice of Forum.  The internal law, without regard to conflicts of laws principles, of the State of Nevada will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.  Any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota;. and each of the parties hereto consents to the exclusive jurisdiction of such courts.

5.07        No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

By: Theodorus Strous

COMPANY:

SCIO DIAMOND TECHNOLOGY CORPORATION, a Nevada corporation

By:
Edward S. Adams
Its: Chairman